EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces First Quarter 2017 Results

REDWOOD CITY, CA — May 10, 2017 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its first quarter ended March 31, 2017. Revenues for the first quarter were $1.8 million, compared with revenues of $2.1 million for the fourth quarter ended December 31, 2016, and $2.0 million for the comparable quarter of 2016.

License revenue for the first quarter of 2017 was $0.9 million, compared to $1.1 million for the prior quarter and $1.0 million for the comparable quarter of 2016. The majority of the first quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the first quarter of 2017, BroadVision posted a net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.6 million, or $0.52 per basic and diluted share, as compared with a GAAP net loss of $2.4 million, or $0.48 per basic and diluted share, for the fourth quarter of 2016 and a GAAP net loss of $2.1 million, or $0.42 per basic and diluted share, for the comparable quarter of 2016.

As of March 31, 2017, the Company had $17.5 million of cash and cash equivalents and short-term investments, compared to a combined balance of $19.7 million as of December 31, 2016 and $27.3 million as of March 31, 2016.

“It's increasingly clear to us that companies around the world are now recognizing the importance of managing and protecting their corporate knowledge,” said Dr. Pehong Chen, President and CEO of BroadVision. “After a long period of growth of BYOD (bring your own device) programs and unmanaged BYOA (bring your own app), many organizations have realized the dangers these bring. Vmoso's combination of knowledge management and collaborative processes make it the ideal digital workplace solution for those companies recognizing the need for a single source of truth for their communication and collaboration."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, May 10, 2017, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-888-771-4371, with pin code 44807108#. Callers outside North America should call +1-847-585-4405 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. Afterwards, an audio recording of the call will also be available on the Company’s website at www.BroadVision.com.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding BroadVision’s ability to continue to generate revenue from its business solutions and service new and existing customers, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s products and services, BroadVision’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent annual report on Form 10-K for the year ended December 31, 2017, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$17,507	$19,704
Other current assets	2,897	2,082
Total current assets	20,404	21,786
Other non-current assets	202	207
Total assets	$20,606	$21,993
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$5,239	$4,396
Other non-current liabilities	911	734
Total liabilities	6,150	5,130
Total stockholders' equity	14,456	16,863
Total liabilities and stockholders' equity	$20,606	$21,993

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Software licenses	$889	$1,019
Services	919	990
Total revenues	1,808	2,009
Cost of revenues:
Cost of software revenues	53	38
Cost of services	796	772
Total cost of revenues	849	810
Gross profit	959	1,199
Operating expenses:
Research and development	1,679	1,743
Sales and marketing	957	1,151
General and administrative	1,064	985
Total operating expenses	3,700	3,879
Operating loss	(2,741)	(2,680)
Other income, net	155	656
Loss before provision for income taxes	(2,586)	(2,024)
Provision for income taxes	(12)	(27)
Net loss	$(2,598)	(2,051)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.52)	$(0.42)
Shares used in computing:
Weighted average shares-basic and diluted	4,958	4,896